                                                                     EXHIBIT 4.3
                         LONE STAR TECHNOLOGIES, INC.
                           Nonqualified Stock Option
                            Granted Pursuant to the
                         1985 Long-Term Incentive Plan

     Section 1.  Date of Grant. This option is granted _______ (the "Date of
                 -------------
Grant") pursuant to and subject to the terms hereof and all of the terms and conditions of the 1985 Long-Term Incentive Plan, as heretofore amended (the "Plan"), which was originally adopted April 9, 1985 by the Board of Directors of Lone Star Steel Company, a Texas corporation, and Northwest Industries, Inc. as its shareholder, and was adopted on May 14, 1986 by the shareholders of LONE STAR TECHNOLOGIES, INC. ("LST"). This Option is a nonqualified stock option as defined in the Plan. The Option evidenced by this Agreement shall not be treated as an Incentive Stock Option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended.

     Section 2.  Option Grant.  LST for valuable consideration, receipt of
                 ------------
which is hereby acknowledged, hereby irrevocably grants to ____________ (the "Optionee") the option to purchase a total of _______ shares of Common Stock, $1.00 par value, of LST ("Common Stock") at the option price of ___________ ($_____) per share, upon the terms and conditions hereinafter stated.

     Section 3.  Payment.  3.1  Payment of the option price shall be (i) in
                 -------
cash, (ii) by the transfer and delivery to LST of shares of Common Stock having a fair market value on the date of exercise of this Option at least equal to the option price, or (iii) by any combinations of (i) and (ii). The Optionee shall also pay in cash the amount of any state and federal taxes required to be withheld at the time of issuance of shares hereunder, or if no such taxes are required to be withheld at the time of such issuance, shall provide an agreement to pay to LST the amount of such taxes thereafter required to be withheld.

     3.2 The Optionee may not use shares of Common Stock of LST in payment of the option price unless such shares have been held by the Optionee for more than one year on the date of exercise.

     Section 4.  Rights of Exercise.  4.1.  Except as provided under Section
                 ------------------
4.2, this Option becomes exercisable with respect to one-fourth of the total number of shares subject to this Option on each of the dates which are twelve, twenty-four, thirty-six and forty-eight months, respectively, after the Date of Grant. Any portion of the Option which becomes exercisable shall, until exercised, continue to be exercisable during the term of this Option with respect to the shares represented by such portion. However, this Option may not be exercised with respect to any fractional share.

     4.2. This Option shall become exercisable for all of the unexercised shares subject to this Option if any entity, person or Group (herein "Group" shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than LST or a subsidiary of LST, acquires shares of stock of LST in a transaction, or series of transactions, that results in such entity, person or Group directly or indirectly owning, beneficially, fifty percent (50%) or more of the outstanding shares of Common Stock of LST (or, if stock other than Common Stock becomes outstanding that also votes for directors generally like the Common Stock, that results in such entity, person or Group directly or indirectly owning, beneficially, shares of Common Stock and/or shares of any such other stock having 50% or more of the total voting power for directors generally of all outstanding Common Stock and such other stock of LST), or if any such entity, person or Group acquires substantially all of the assets of LST.

     4.3 In no event shall this Option be exercised after the right of exercise has lapsed, expired or terminated as provided in Section 5, nor shall any shares of Common Stock be disposed of until six months have elapsed after this Option is granted that are acquired upon an earlier exercise of this Option following the occurrence of an event described in Section 4.2.

     Section 5.  Termination.  5.1  This Option shall expire, after which it
                 -----------
shall no longer be exercisable, ten years after the Date of Grant, or at such earlier time as is hereinafter prescribed.

     5.2 If the Optionee ceases to be employed by LST or a subsidiary for any reason other than death, without having fully exercised this Option, he shall be entitled within three months (or any later period applicable under Section 5.3) following the date of such cessation (but not after the time specified in Section 5.1) to exercise this Option to the full extent this Option was exercisable on the date of such cessation of employment. Absence on approved leave shall not be considered a cessation of employment.

     5.3 If the Optionee dies while employed by LST or a subsidiary or within three months after cessation of such employment, without having fully exercised this Option, this Option may be exercised within nine months following his or her death (but not after the time specified in Section 5.1) by his or her estate or by a person who acquired the right to exercise this Option by will or the laws of descent, to the full extent this Option was exercisable on the date of his or her death.

     5.4 If the Optionee changes status in the manner described in Section 10(e) of the Plan, and each time that he or she does so, the provisions of
Section 10(e) of the Plan shall be in effect, and shall apply to and govern this Option, its exercise and the termination of the right of exercise.

     Section 6.  Exercise Procedure.  In order to exercise this Option, the
                 ------------------
Optionee must give written notice thereof to the Secretary of LST at LST's principal executive offices. Such notice must state the number of shares being purchased upon exercise of this Option, be accompanied by the payment or agreement required by Section 3.1, be accompanied by submission of this Option for endorsement thereon of the action taken hereby, and be in all respects satisfactory in form and substance to LST. If it is determined that any agreement from the Optionee is appropriate in order to comply with any listings, registration, or other legal requirement applicable to LST, the Optionee will also be required to deliver such an agreement.

     Section 7.  Transferability.  This Option is not transferable except by
                 ---------------
will or the laws of descent and may be exercised during the lifetime of the Optionee only by the Optionee and after death of the Optionee only as provided in Section 5.3 hereof.

     Section 8.  Rights of Optionee.  Nothing herein contained shall confer on
                 ------------------
the Optionee any right with respect to the continuation of employment by LST or a subsidiary or interfere with the right of LST or such subsidiary to terminate at any time the employment of the Optionee, or, except as to shares actually issued, confer any rights as a shareholder upon the holder hereof.

                                                    LONE STAR TECHNOLOGIES, INC.

                                                    By:_________________________
                                                         Chief Executive Officer

                                 ENDORSEMENTS

For use only by LST

                                                Date Option Granted:____________
Lone Star Technologies, Inc.               Number of Shares Granted:____________
                                             Option Price per Share:____________



The foregoing option has been exercised and shares issued as follows:

Date of  # of Shares
Notice    Exercised   Certificate #   Date of Issue   Signatures
------    ---------   -------------   -------------   ----------